Exhibit 8

                          Opinion regarding Tax Matters



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    PHOENIX
                                                                   Exhibit _____



Re:      PHL Variable Life Insurance Company
         Phoenix Guaranteed Retirement Income Solutions
         (File No. 333-137802)

         RE:   REGISTRATION STATEMENT ON FORM S-1
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Ladies and Gentlemen:

         I have served as tax counsel for PHL Variable Insurance Company ("PHL") with respect to certain legal matters in connection with the offer and sale (the "Offering") of an insurance certificate called the "Guaranteed Retirement Income Solutions ("GRIS"). I have also participated in the preparation of a registration statement on Form S-1 (the "Registration Statement") to which this opinion is an exhibit. In connection therewith, I have participated in the preparation of the discussion set forth under the caption "Taxation of the GRIS" (the "Discussion") in the prospectus included in the Registration Statement.

         The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes my opinion as to the material United States federal income tax consequences for purchasers of the GRIS pursuant to the offering.

         This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. My opinion is rendered as of the date hereof and I assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, my opinion is based on the assumption that the matter will be properly presented to the applicable court.

         Furthermore, my opinion is not binding on the Internal Revenue Service or a court. In addition, I must note that my opinion represents merely my best legal judgment on the matters presented and that others may disagree with my conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with my opinion if litigated.


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         I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the references to me and this opinion contained in the Discussion. In giving this consent, I do not admit that I am an "expert" under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement.

                                         Sincerely yours,

                                         /s/Laurie D. Lewis
                                         Laurie D. Lewis
                                         Tax Counsel